
                                                          EXHIBIT (12)



        COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
    EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND
                             REQUIREMENTS


                                                      Twelve
                                                   Months Ended
                                                   June 30, 1997

Income before provision for income taxes and fixed
charges (Note A)                                    $49,436,266

Fixed charges:
Interest on first mortgage bonds                    $14,907,206
Amortization of debt discount and expense less
premium                                                 878,694
Interest on short-term debt                             826,135
Other interest                                          318,905
Rental expense representative of an interest
factor (Note B)                                         147,912

Total fixed charges                                  17,078,852

Preferred stock dividend requirements:
Preferred stock dividend requirements not
deductible for tax purposes                           2,338,304
Ratio of income before provision for incomes taxes
to net income                                             1.517

Nondeductible dividend requirements                   3,547,207
Deductible dividends                                     78,036

Total preferred stock dividend requirements           3,625,243

Total combined fixed charges and preferred stock
dividend requirements                               $20,704,095

Ratio of earnings to fixed charges                         2.89x

Ratio of earnings to combined fixed charges and
preferred stock dividend requirements                      2.39x

<footnote>
NOTE A: For the purpose of determining earnings in the calculation of the ratio, net income has been increased by the provision for income taxes, non-operating income taxes and by the sum of fixed charges as shown above.

NOTE B: One-third   of  rental  expense  (which  approximates   the
        interest factor).